Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, President and CFO
317-704-6000
BELL INDUSTRIES REPORTS FINANCIAL RESULTS
FOR 2008 SECOND QUARTER, SIX MONTHS
     INDIANAPOLIS – August 14, 2008 – Bell Industries, Inc. (BIUI.PK) today reported financial results for its second quarter and six months ended June 30, 2008.
     Revenues from continuing operations for the 2008 second quarter were $26.2 million, down 19.5% from $32.5 million a year ago, with $4.3 million of the decrease in revenues related to the company’s Technology Solutions Group and $2.0 million of the decrease related to its Recreational Products Group. The company incurred a loss from continuing operations of $1.4 million, or $0.17 per share, for the 2008 second quarter. This reflects a significant improvement over the prior-year second quarter loss from continuing operations of $4.2 million, or $0.49 per share. Bell incurred a net loss in the 2008 second quarter of $4.8 million, or $0.56 per share, including a loss from discontinued operations of $3.4 million, equal to $0.39 per share. This compares with a net loss of $4.8 million, or $0.56 per share, including a loss from discontinued operations of $617,000, or $0.07 per share, for the 2007 second quarter.
     The company announced in February 2008 that it completed the sale of SkyTel’s automated vehicle location business to SkyGuard LLC for $7.0 million. In June 2008, Bell completed the sale of the balance of its SkyTel division to Velocita Wireless LLC for a total consideration of $7.5 million, comprised of $3.0 million in cash at closing, a $3.0 million secured note which was paid in July and a $1.5 million unsecured note payable in June 2009. The consideration is subject to adjustment based upon the closing net current assets as defined by the agreement. As a result of these transactions, the SkyTel division has been reflected as a discontinued operation in the company’s results of operations for the three and six month periods ended June 30, 2008 and 2007.
     For the first half of 2008, revenues from continuing operations were $49.2 million, down 20.6% from $62.1 million a year ago, with $10.0 million of the decrease in revenues related to the company’s Technology Solutions Group and $2.9 million related to its Recreational Products Group. The company incurred a loss from continuing operations of $2.1 million, or $0.24 per share, for the year-to-date period. This reflects a significant improvement over the prior-year first six months loss from continuing operations of $6.1 million, or $0.71 per share. Bell incurred a net loss for the 2008 first half of $4.0 million, or $0.46 per share, including a loss from
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Bell Industries, Inc.
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discontinued operations of $1.9 million, equal to $0.22 per share. This compares with a net loss of $6.3 million, or $0.74 per share, including a loss from discontinued operations of $283,000, equal to $0.03 per share.
     The Technology Solutions Group posted revenues of $14.2 million for the 2008 second quarter, compared with $18.5 million in the 2007 second quarter. This decline is related to several factors, including the termination of an unprofitable large-scale customer relationship management engagement in conjunction with the closing of Bell’s Springfield, Missouri call center, the decision to cease acting as an authorized reseller for a certain hardware product line, the timing of completion of certain projects and a focus on improving gross profits. Operating income for the 2008 second quarter amounted to $34,000, increasing by approximately $2.8 million over the prior-year second quarter. This increase is attributed to the closure of the unprofitable Springfield call center, which included a $2.3 million bad debt expense related to its Springfield call center customer, SunRocket, ceasing operations, improved operational efficiencies on several service engagements and significant reductions in overhead costs.
     Bell’s Recreational Products Group reported revenues of $11.9 million for the 2008 second quarter, compared with $14.0 million in the 2007 second quarter. The company attributed the decrease in revenues primarily to lower sales in the marine and recreational vehicle product lines, which is attributed to a decline in general economic conditions, including significantly higher gas prices, as well as unfavorable weather conditions in the upper Midwestern United States compared with the 2007 second quarter. Although revenues were down year-over-year, operating income for the 2008 second quarter increased by $96,000 over the prior-year period to $688,000, principally reflecting a 260 basis point improvement in gross profit margins and reductions in headcount, freight and facility costs.
     “With the SkyTel divestiture now completed, our focus is entirely on our two remaining businesses,” said Kevin J. Thimjon, president and chief financial officer of Bell Industries. “We are pleased that both of our operating units posted improved results versus the 2007 second quarter, generating operating income for the quarter for each division, as we continue to reduce our corporate costs.”
     Bell’s corporate costs for the 2008 second quarter totaled $775,000, down more than $1.2 million from $2.0 million in the 2007 second quarter. The 2008 second quarter results benefited from a $200,000 reduction in the settlement amount for a litigation matter. The balance of the decrease is attributed to reductions in headcount and related travel and benefits, the closure of the company’s former corporate headquarters in Los Angeles and lower marketing and telecommunications expenses.
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Bell Industries, Inc.
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About Bell Industries, Inc.
     Bell Industries is comprised of two operating units, Bell’s Technology Solutions Group and its Recreational Products Group. The company’s Technology Solutions Group offers a comprehensive portfolio of customizable and scalable technology solutions ranging from information technology asset lifecycle management services to reverse logistics and mobile/wireless solutions. The Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to the encouragement by the cost reductions achieved in the businesses, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net revenues:
Products	$19,569	$23,708	$35,299	$43,064
Services	6,585	8,799	13,943	18,989

Total net revenues	26,154	32,507	49,242	62,053

Costs and expenses:
Cost of products sold	15,513	19,261	28,273	35,589
Cost of services provided	4,747	5,892	9,686	13,149
Selling, general and administrative expense	5,947	11,557	11,861	21,312
Interest expense, net	307	—	446	—
Loss on extinguishment of debt	1,053	—	1,053	—
Gain on sale of assets	—	—	—	(1,976)

Total costs and expenses	27,567	36,710	51,319	68,074

Loss from continuing operations before provision for income taxes	(1,413)	(4,203)	(2,077)	(6,021)
Provision for income taxes	17	8	33	31

Loss from continuing operations	(1,430)	(4,211)	(2,110)	(6,052)
Discontinued operations:
Loss from discontinued operations, net of tax	(2,881)	(617)	(1,362)	(283)
Loss on sale of discontinued operations, net of tax	(500)	—	(500)	—

Loss from discontinued operations, net of tax	(3,381)	(617)	(1,862)	(283)

Net loss	$(4,811)	$(4,828)	$(3,972)	$(6,335)

Share and per share data
Basic and Diluted:
Loss from continuing operations	$(0.17)	$(0.49)	$(0.24)	$(0.71)
Loss from discontinued operations	(0.39)	(0.07)	(0.22)	(0.03)

Net loss	$(0.56)	$(0.56)	$(0.46)	$(0.74)

Weighted average common shares outstanding	8,650	8,629	8,650	8,615

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues:
Technology Solutions Group
Products	$7,641	$9,743	$13,480	$18,989
Services	6,585	8,799	13,943	18,427

Total Technology Solutions Group	14,226	18,542	27,423	37,416
Recreational Products Group	11,928	13,965	21,819	24,637

Total net revenues	$26,154	$32,507	$49,242	$62,053

Operating income (loss):
Technology Solutions Group	$34	$(2,793)	$458	$(3,845)
Recreational Products Group	688	592	876	214
Corporate costs	(775)	(2,002)	(1,912)	(4,366)

Total operating loss	(53)	(4,203)	(578)	(7,997)
Gain on sale of assets	—	—	—	(1,976)
Loss on extinguishment of debt	1,053	—	1,053	—
Interest expense, net	307	—	446	—

Loss from continuing operations before income taxes	$(1,413)	$(4,203)	$(2,077)	$(6,021)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,389	$409
Accounts receivable, net	13,238	12,304
Inventories, net	8,541	10,323
Notes receivable	4,500	—
Prepaid expenses and other current assets	5,814	1,982
Assets held for sale	—	27,814

Total current assets	33,482	52,832

Fixed assets, net	2,079	1,956
Assets held for sale	—	5,000
Other assets	614	2,231

Total assets	$36,175	$62,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Floor plan payables	$428	$1,064
Revolving credit facility	2,022	4,775
Accounts payable	8,912	10,438
Accrued payroll	2,307	1,639
Liabilities associated with assets held for sale	—	19,084
Other accrued liabilities	6,664	5,849

Total current liabilities	20,333	42,849

Convertible note	10,601	8,969
Other long-term liabilities	4,002	5,418

Total liabilities	34,936	57,236

Shareholders’ equity	1,239	4,783

Total liabilities and shareholders’ equity	$36,175	$62,019